Exhibit 99.1
For Immediate Release: Tuesday, April 21, 2015

GM Sold 2.4 Million Vehicles Globally in First Quarter
DETROIT - General Motors Co. (NYSE: GM) sold 2.4 million vehicles globally in the first quarter of 2015, up 2 percent compared to a year ago. Sales in China increased 9 percent and deliveries in North America were up 6 percent. Opel/Vauxhall increased its sales by 3 percent in Europe.
“The momentum our brands are building in China, the U.S. and Western Europe more than offset difficult conditions in some other large markets like Russia and Brazil,” said GM CEO Mary Barra.
“We are in the early days of a very aggressive onslaught of new products and customer-driven innovation,” she said. “Already, the Chevrolet Trax and Colorado are redefining segments in the United States, Cadillac is growing rapidly in China and establishing a new formula for prestige sedans with the CT6 and Opel’s revitalization is accelerating across Europe. At the same time, we are deploying OnStar with 4G LTE in North America, Europe and China to give our customers the best connectivity experience in the industry.”
Other first quarter global sales highlights:

•	Cadillac was up 2.5 percent, driven by a 23 percent increase in China.

•	Opel/Vauxhall’s sales increase outpaced the European region’s growth by 0.2 percentage points.

•	Buick was up 8 percent.

•	GMC was up 15 percent, for its best first quarter sales since 2005.

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Chevrolet deliveries in the United States increased 5 percent on the strength of a 19 percent increase in crossover deliveries and a 31 percent increase in truck sales. Deliveries in China were up 7 percent.

In prior quarters, GM reported wholesale deliveries in China, which are vehicles sold to dealers. Beginning this quarter, GM is reporting deliveries to customers.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

GM Global Sales: January - March 2015

	Q1 2015
Region	Total Sales	YOY Change	Pct Change
GM North America	789,780	45,105	6.1%
GM Europe	291,582	(45,844)	(13.6)%
GM South America	179,492	(31,767)	(15)%
GM International	199,134	(4,743)	(2.3)%
China	961,135	82,318	9.4%
Total	2,421,123	45,069	1.9%

	Q1 2015
Top Five Markets	Total Sales	YOY Change	Pct Change
China	961,135	82,318	9.4%
United States	684,039	34,402	5.3%
Brazil	111,924	(24,985)	(18.2)%
United Kingdom	86,275	997	1.2%
Germany	55,094	(1,525)	(2.7)%

	Q1 2015
Sales by Brand	Total Sales	YOY Change	Pct Change
Chevrolet	1,066,123	(47,884)	(4.3)%
Opel/Vauxhall	284,392	8,217	3%
Buick	285,860	20,118	7.6%
Cadillac	60,963	1,470	2.5%
GMC	144,695	18,277	14.5%
All Others	579,090	44,871	8.4%

Notes:
GM North America = United States, Canada, Mexico, and other North American markets
GM Europe = Western, Central and Eastern Europe
GM International = Asia-Pacific, Africa and the Middle East*

*We do not export vehicles to Cuba, Iran, North Korea, Syria and Sudan, therefore they are excluded from sales volume calculations.